Exhibit 10.3

Capri Holdings Limited
November 14, 2024
Jenna A. Hendricks
At the address on file with the Company
Dear Jenna:
As you know, Capri Holdings Limited (the “Company”) has terminated the Agreement and Plan of Merger, by and between Tapestry, Inc., Sunrise Merger Sub, Inc. and the Company, dated as of August 10, 2023 (the “Merger Agreement”). We understand that this announcement may create uncertainty for you. In recognition of your substantial efforts and the time that you have devoted to the Company’s anticipated merger and to ensure your continued employment and dedication following the termination of the Merger Agreement, pursuant to this letter (this “Amendment”), we are amending the letter agreement between you and the Company, dated as of December 15, 2023 (the “Acceleration Letter”), to eliminate your obligation to pay the Company certain amounts as a result of the termination of the Merger Agreement. For purposes of this Amendment, capitalized terms that are not otherwise defined herein will have the meanings set forth in the Acceleration Letter.

Pursuant to this Amendment, your obligation to pay the Company the full amount of the Special Bonus Award as set forth in the third paragraph of the Acceleration Letter is hereby terminated effective as of the date hereof; provided that, if, prior to December 13, 2025, your employment is terminated for any reason other than a Covered Termination or due to your death or “disability” (as such term is defined in Section 4(a) of the Employment Agreement), you will pay to the Company $250,000 within ten (10) days following the effective date of such termination of employment. The payment obligation described in this paragraph will immediately lapse in full upon the first to occur of (i) December 13, 2025, (ii) a Covered Termination, (iii) a termination due to your death or disability and (iv) the occurrence of a Change in Control (as defined in the Change in Control Continuity Agreement between you and the Company, dated as of May 30, 2023).

This Amendment contains all the terms and conditions of the modification to the Acceleration Letter being offered to you in connection with the termination of the Merger Agreement and supersedes all prior understandings and agreements, written or oral, between you and the Company with respect thereto. In all other respects, the Acceleration Letter remains in full force and effect. This Amendment may be amended only by a writing signed by both parties hereto. Nothing in this Amendment shall be construed as an employment contract between you and the Company. In addition, you understand and agree that you will not be entitled to an annual bonus for the 2025 fiscal year, including if your employment is terminated under circumstances entitling you to a bonus or prorated bonus for the 2025 fiscal year under the Employment Agreement.

Sections 7(b) (Notices), 7(d) (Waiver), 7(e) (Assignment), 7(f) (Counterparts), 7(h) (Governing Law), 7(i) (Arbitration) and 7(l) (No Mitigation) of the Employment Agreement are hereby incorporated by reference into this Amendment and will apply as if set forth herein, mutatis mutandis, with such interpretive modifications as are necessary to preserve the intent and meaning of such provisions.

Exhibit 10.3

Capri Holdings Limited
We thank you for your contributions to the Company. If you are in agreement with the terms of this Amendment, it is important that you sign this Amendment and return it to Krista McDonough as soon as practicable.
Sincerely,
By: /s/ John D. Idol
Name:     John D. Idol
Title:     Chairman and Chief Executive Officer

Accepted and Acknowledged as of
this 18th day of November, 2024:

/s/ Jenna A. Hendricks
Jenna A. Hendricks